SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities
                         Exchange Act of 1934


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Filed by a Party other than the Registrant [_]

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[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[X] Soliciting Material Pursuant to Section 240.14a-12

                         DELCATH SYSTEMS, INC.
           (Name of Registrant as Specified In Its Charter)

               -----------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange
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[GRAPHIC OMITTED]


Company Contact:                            Investor Contacts:
Delcath Systems, Inc.                       Todd Fromer / Garth Russell
M. S. Koly, Chief Executive Officer         KCSA Worldwide
203-323-8668                                (212) 896-1215 / (212) 896-1250
www.delcath.com                             tfromer@kcsa.com / grussell@kcsa.com
---------------                             ----------------   -----------------

Media Contact:
Lewis Goldberg
KCSA Worldwide
(212) 896-1216
lgoldberg@kcsa.com                                 FOR IMMEDIATE RELEASE
------------------


            Delcath Systems Files Securities Lawsuit Against Laddcap


STAMFORD, Conn., August 7, 2006 -- Delcath Systems, Inc. (NASDAQ: DCTH) announced today that it has filed a securities lawsuit against Laddcap Value Partners LP and certain related parties (the "Ladd Defendants"). The lawsuit was filed in U.S. District Court for the District of Columbia on Friday August 4, 2006.

The lawsuit alleges that the Ladd Defendants have made a series of material misstatements and omissions in violation of the Securities Exchange Act of 1934. The Ladd Defendants' most recent violations appear in their Schedule 14A Preliminary Proxy Statement for their proposed consent solicitation ("Preliminary Consent Solicitation"). The Ladd Defendants seek to replace Delcath's Board of Directors, the Board of a company whose stock has appreciated 916% between May 15, 2003 and July 26, 2006 (the last trading day before Laddcap commenced its latest attempt to take control of Delcath). The Ladd Defendants contend that their proposed slate of directors have the "necessary skills, resources and relevant experience" to create more shareholder value than the current Board. But what the Ladd Defendants have failed to disclose is that one of their director nominees, Paul William Frederick Nicholls, filed Chapter 7 personal bankruptcy in 2002. Among other items, Mr. Nicholls amassed credit card debt of $105,349.75 on nine credit cards, including cards issues by such luxury retailers as Bloomingdale's, Bergdorf Goodman and Macy's. They failed to disclose that another nominee, Fred. S. Zeidman, served on the Audit Committee for Seitel Corporation, a company that restated its financials for seven quarters and subsequently filed for bankruptcy. The Ladd Defendants failed to disclose that Mr. Zeidman was named in seven lawsuits arising out of the restatements. They failed to disclose that Michael Karpf, M.D. sat as Vice Provost of the UCLA hospital system through its period of financial woes, necessitating the hiring of an outside firm to ascertain what went wrong. And certainly, the Ladd Defendants have failed to disclose the abysmal performance of the Laddcap hedge fund run by Mr. Ladd.

Delcath contends that the Ladd Defendants' Preliminary Consent Solicitation also misleads shareholders about the true motive of the Ladd Defendants' proposed consent solicitation - i.e., to force the immediate sale of the Company so that they can extract a quick profit and boost the short-



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term performance of the under-performing Laddcap hedge fund. After nearly a year of repeated attempts to force a sale of the Company, the Ladd Defendants would have shareholders believe that they suddenly have a newfound interest in developing Delcath's long-term business. Delcath's shareholders are entitled to know the Ladd Defendants' true motives.

Delcath also alleges that the Ladd Defendants have mischaracterized discussions with the Company in an effort to discredit Delcath's directors. In their Preliminary Consent Solicitation, the Ladd Defendants profess "surprise" that Delcath has "rejected" their efforts to "engage in a meaningful dialogue." Nothing could be further from the truth. Delcath representatives have met or spoken with Laddcap representatives on a number of occasions over the past year. Most recently, following the annual shareholder meeting in June 2006, Robert Ladd, the principal of Laddcap, and M.S. Koly, Delcath's President and CEO, had what appeared at the time to be a number of constructive calls. During the calls, Mr. Ladd indicated to Mr. Koly that he no longer wanted to remove Mr. Koly or Samuel Herschkowitz, M.D., Chairman of Delcath's Board, and was satisfied with the Company's business plan. In addition, after Delcath announced its Board's initiative to add two new independent directors, Mr. Koly invited Mr. Ladd to submit the names and resumes of candidates Laddcap would like to be considered. Mr. Ladd agreed to do so and also to withdraw Laddcap's demand for a special shareholder meeting to vote on its proposal to remove Delcath's directors.

Delcath further alleges that the Ladd Defendants have failed to comply with their obligation under the federal securities laws to disclose the identity of and nature of their relationship with persons and entities with whom they are acting together as a group for the purpose of acquiring, holding, voting or disposing of Delcath stock. In addition, the Ladd Defendants misrepresented the experience and independence of banks it used to issue a purportedly "independent" valuation.

Delcath filed the lawsuit because the Ladd Defendants are attempting to take control of the Company through a scheme of material misstatements and omissions. The Ladd Defendants have hidden their real motives, the real qualifications of their nominees and the real facts behind their so-called "independent" valuation. Delcath believes that its shareholders are entitled to make decisions on the future of their Company based on full and accurate information.

Samuel Herschkowitz, M.D., Chairman of the Board of Directors of Delcath, said, "Delcath is committed to maximizing value for its shareholders and has been executing on its stated plan to expand the board of directors, generate greater awareness among investors and accelerate the number of sites participating in our pivotal Phase III trial. Unfortunately, the recent actions taken by Mr. Ladd have forced management and the Board of Directors to defend the rights of its shareholders against Mr. Ladd's deceptive plot to hijack the future of Delcath Systems in order to save his underperforming hedge fund."

"Less than three weeks after reaching an agreement with Mr. Ladd that resulted in the withdrawal of his request for a special meeting of shareholders, it is once again apparent that Mr. Ladd will stop at nothing to achieve his goal of forcing a premature sale of Delcath Systems, including misleading investors and violating securities law. It is very disturbing that the Ladd Defendants would like to replace the board of Delcath with nominee directors who have been involved in either personal or professional financial problems or dramatic professional underperformance. Even more disturbing is that the Ladd Defendants have failed to disclose these relevant facts about their nominees. This lawsuit sheds light on Mr. Ladd's deceptive tactics and seeks to ensure that shareholders can cast their votes about the future of Delcath based on the facts."



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Dr. Herschkowitz concluded, "The Delcath management team and Board of Directors have dedicated many years to the development of the Delcath system and have helped Delcath to reach a great number of important milestones including receiving Fast Track status from the FDA, garnering a Special Protocol Assessment and drawing support from the National Cancer Institute, one of the elite research centers in the world. The Delcath system, which has shown promising results, including the ability to prolong life in certain terminally ill liver cancer patients, constitutes a true breakthrough for the treatment of liver cancer and represents a multi-billion dollar addressable market. The Board of Delcath wholeheartedly believes that the ultimate value of the Delcath system is worth many multiples more upon FDA approval. Attempting to sell Delcath in the clinical stage would rob shareholders of a rare growth opportunity. We are hopeful that the actions we have taken against Mr. Ladd and the other defendants will enable us to level the playing field for investors that have clearly been misled by Mr. Ladd."

Delcath stockholders are reminded that federal securities laws require that no written consents may be solicited from you by Laddcap and its representatives before Laddcap provides you with definitive consent solicitation materials.

Important Additional Information

On August 1, 2006, Laddcap filed a preliminary consent solicitation statement with the SEC relating to Laddcap's proposal to, among other things, remove the current Board of Directors and replace them with Laddcap's nominees. In response, on August 7, 2006, the Company will be filing a preliminary consent revocation statement on Form PREC14A with the SEC in opposition to Laddcap's consent solicitation. Delcath shareholders should read the preliminary consent revocation statement (including any amendments or supplements thereto) when it is filed with the SEC because it will contain additional information important to the shareholders' interests in Laddcap's consent solicitation.

The preliminary consent revocation materials on Form PREC14A (when filed), the definitive consent revocation materials (when filed) and other public filings made by Delcath with the SEC are available free of charge at the SEC's website at www.sec.gov. Delcath also will provide a copy of these materials free of charge upon request to Delcath Systems, Inc., Attention: M. S. Koly, Chief Executive Officer, (203) 323-8668.

Delcath has engaged MacKenzie Partners, Inc., who may be deemed to be a participant in the solicitation of Delcath stockholders, to assist in connection with Delcath's communications with shareholders regarding Laddcap's consent solicitation. Information regarding the interests of MacKenzie Partners, Inc. will be contained in the preliminary consent revocation materials (including any amendments or supplements thereto) when filed. In addition, certain of Delcath's directors, officers and employees may be deemed to be participants in the solicitation of Delcath's shareholders. Information regarding the names and interests of these other persons will be contained in the preliminary consent revocation materials (including any amendments or supplements thereto) when filed.

About Delcath Systems, Inc.

Delcath Systems is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. The Company's intellectual property portfolio currently consists of



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12 patents on a worldwide basis, including the United States, Europe, Asia and
Canada. For more information, please visit the Company's website, www.delcath.com.

This release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. Delcath undertakes no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.


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